UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 16, 2005

NeoPharm, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

33-90516	51-0327886
(Commission File Number)	(IRS Employer Identification No.)

150 Field Drive, Suite 195, Lake Forest, IL 60045
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code (847) 295-8678

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (18 CFR 240.13e-4(c)).

Item 1.01   Entry into a Material Agreement

Fees for Non-Employee Directors

On June 16, 2005, acting upon a recommendation of the Corporate Governance Committee of the Board of Directors, the Board of Directors of NeoPharm, Inc. (the “Company”) altered certain aspects of the compensation paid by the Company to non-employee directors for their service on the Board of Directors and its Committees.  Under the Board Compensation Plan approved for the 2005-2006 Board term, compensation will be paid to non-employee directors as follows:

• Board membership:

A restricted stock grant having a value of $50,000 will be awarded upon each Director’s election to the Board of Directors at the annual meeting. Shares will not vest until one year after the date of grant. Directors elected during the year to fill vacancies would receive pro-rata grants.

• Board Chairman:

In addition to the stock grant for Board membership, the individual serving as Chairman of the Board will receive an additional restricted stock grant with a value at the time of grant of $20,000. Again the shares will be subject to one year vesting. In addition, if the individual serving as the Chairman of the Board is not also serving as the Chairman of the Corporate Governance Committee, the individual will receive an additional cash payment of $20,000 per year (payable in four installments of $5,000 per quarter). If the individual serves as both the Chairman of the Board and Chairman of the Corporate Governance Committee, the individual would receive the additional cash compensation paid for service as the Chairman of the Corporate Governance Committee in lieu of the additional cash consideration payable to the Chairman of the Board

• Corporate Governance Committee Members:	Directors serving as members of the Corporate Governance Committee will receive cash compensation of $20,000 per year (payable in four installments of $5,000 per quarter).

• Corporate Governance Committee Chairman:	The individual serving as the Chairman of the Corporate Governance Committee will receive cash compensation of $60,000 per year (payable in four installments of $15,000 per quarter).

• Audit Committee Members:	Directors serving as members of the Audit Committee will receive cash compensation of $20,000 per year (payable in four installments of $5,000 per quarter).

• Audit Committee Chairman:	The individual serving as Chairman of the Audit Committee will receive cash compensation of $40,000 per year (payable in four installments of $10,000 per quarter).

• Compensation Committee Members:	Directors serving as members of the Compensation Committee will receive cash compensation of $8,000 (payable in four installments of $2,000 per quarter).

• Compensation Committee Chairman:	The individual serving as Chairman of the Compensation Committee will receive annual cash compensation of $20,000 (payable in four installments of $5,000 per quarter).

At the annual meeting of the stockholders of the Company held on June 16, 2005, each of the following individuals was re-elected to the Board of Directors of the Company to serve until the 2006 annual meeting of stockholders or until their successors are elected and qualified: Ronald G. Eidell, Erick E. Hanson, John N. Kapoor, Frank C. Becker, Bernard A. Fox, Paul E. Freiman, and Kaveh T. Safavi.  All of the directors, with the exception of Mr. Eidell, are non-employee directors of the Company.  Following the June 16, 2005 annual stockholders meeting, the following Committee assignments and Chairman appointments were approved by the Board of Directors:

• Corporate Governance Committee:	Frank C. Becker, Bernard A. Fox, Paul E. Freiman, Erick E. Hanson and Kaveh T. Safavi. The Board appointed Mr. Hanson as Chairman of the Corporate Governance Committee.

• Compensation Committee:	Frank C. Becker, Bernard A. Fox, Paul E. Freiman, and Erick E. Hanson. The Board appointed Mr. Freiman as Chairman of the Compensation Committee.

• Audit Committee:	Frank C. Becker, Paul E. Freiman, Erick E. Hanson and Kaveh T. Safavi. The Board appointed Dr. Safavi as Chairman of the Audit Committee.

The Board elected Frank C. Becker as Chairman of the Board. Mr. Becker is also a member of the Corporate Governance Committee of the Board, but will not be serving as Chairman of that Committee.

Relationships.  With the exception of Mr. Ronald G. Eidell, who is currently serving as President and CEO of the Company, none of the Directors has any current relationship with the Company other than as a Director of the Company and as a member of the various Committees of the Board as described above.

Item 9.01   Financial Statements and Exhibits (See Exhibits)

Exhibit No.	Description of Exhibits

10.1	Non-Employee Director Compensation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2005	NeoPharm, Inc.

/s/ Lawrence A. Kenyon
	By:	Lawrence A. Kenyon
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Non-Employee Director Compensation